Exhibit 99.1

For Immediate Release	Contact:	Camille Dager
October 20, 2004		HB&M for Rockwood
(215) 440-9800

Françoise Michel-Colling
Groupe Novasep
++ 33 (0)3 83 49 71 30

Groupe Novasep and Dynamic Synthesis (Rockwood) Plan Merger

To Form Leading Technology Company Serving the Life Science Industry

Princeton, NJ USA and Pompey, FRANCE (October 20, 2004) — Rockwood Specialties Group, Inc. (“Rockwood”), the parent company of Dynamic Synthesis, and Groupe Novasep SAS (“Groupe Novasep”) have announced their intent to merge the Groupe Novasep and Dynamic Synthesis businesses to form a new standalone company within Rockwood.  The merger will join together Groupe Novasep’s proprietary separation technologies with Dynamic Synthesis’ world-class fine chemical capabilities to create a unique, technology-driven company serving the life sciences industry.

The parties expect to enter into a definitive agreement very shortly.  The newly formed company will adopt the Groupe Novasep name and will be headquartered in Pompey, France.  Roger-Marc Nicoud, founder and CEO of Groupe Novasep, will assume the role of President and CEO of the combined company.  Rockwood will be the majority shareholder of Groupe Novasep, and the management will hold a significant stake in the company.

Roger-Marc Nicoud stated, “Groupe Novasep’s merger with Dynamic Synthesis brings together two highly capable and complementary organizations.  Both companies have unique skills that when joined will allow us to provide our customers the best technical and most economical solutions, whether it be through providing development services, separation systems or contract manufacturing using chemistry, chromatography or a combination of the two.  In the life science market today, customers demand higher purity levels, cost efficient solutions, strict regulatory and operational controls, and shorter times to market.  Our vision for the new company is to be the integrated and innovative resource customers count on to meet all of these requirements.”

Roger-Marc Nicoud added, “It is an enormous plus for us to have the full support of Rockwood and its shareholders, Kohlberg Kravis Roberts & Co. and DLJ Merchant Banking, in growing our business and becoming a truly global company.”

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Groupe Novasep and Rockwood’s Dynamic Synthesis Plan Merger, Pg 2 of 2

Seifi Ghasemi, Chairman and CEO of Rockwood, stated, “We are committed to making certain our Dynamic Synthesis business has unparalleled technologies, capabilities and assets. This combination with Novasep will help us maintain that commitment.”

The new company, Groupe Novasep, would have had combined revenues in 2003 of approximately €300 million ($375 million US).  Going forward, its 1,500 employees will serve customers worldwide through its European facilities in France, Germany and Switzerland and branch locations in North America and Asia.

Founded in 1995, Groupe Novasep specializes in innovation for the production of active pharmaceutical ingredients from biotechnological or chemical processes. Its activities are focused on finding purification solutions by the research and development of new purification processes as well as API production. Groupe Novasep’s portfolio includes more than 400 customers, including all the major pharmaceutical companies.  For more information on Groupe Novasep, please visit www.novasep.com.

Dynamic Synthesis is part of the Custom Synthesis segment of Rockwood.  It delivers customized solutions based on expertise, individual core technologies and the combined experience of three strong partners with outstanding technical competence in the area of custom synthesis and toll manufacturing for the life science industry:

•         Dynamit Nobel Special Chemistry has extensive capabilities in the area of hazardous chemical reactions.

•         Finorga S.A. is particularly adept in chiral technologies such as asymmetric synthesis, enzyme resolution and continuous chromatography.

•         Rohner AG specializes in TMC - Transition Metal Catalysis.

Rockwood Specialties Group, Inc. is a leading global specialty chemicals and advanced materials company.  With the acquisition of the Dynamit Nobel businesses, Rockwood has a worldwide employee base of approximately 9,700 people and revenue of approximately $2.4 billion in 2003 on a pro forma basis. The company focuses on global niche segments of the specialty chemicals and advanced materials markets, including specialty chemicals, performance additives, pigments, advanced ceramics, custom synthesis, specialty compounds and electronics.  For more information on Rockwood, please visit www.rocksp.com.

The completion of this transaction is subject to regulatory approvals and other customary conditions.  The merger is expected to be completed in the fourth quarter 2004.

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The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Specialties Group, Inc. and its subsidiaries (“Rockwood”). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including the statements referring to the prospects and future performance of Rockwood or the four businesses of Dynamit Nobel that Rockwood has acquired. Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s 2003 Form 10-K on file with the Securities and Exchange Commission.  Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.